Exhibit 77)C

--------------------------------------------------------------------------------
Matters Submitted to a Vote of Shareholders

A Special Meeting of the Shareholders of TimesSquare VP Core Plus Bond Fund (the "Fund") was held on Thursday, April 21, 2005 at 8:30 a.m., Eastern Time.

Shareholders of the Fund voted to approve the Agreement and Plan of Reorganization with PIMCO Total Return Portfolio, a series of PIMCO Variable Insurance Trust:

          For               Against

      8,880,775                0

Shareholders of the Trust voted to approve the Interim advisory Agreement with BlackRock Advisors, Inc.:

          For               Against

      8,880,775                0


No other business was transacted at the meeting.